Exhibit (b)(2)

                            KEMPER FLOATING RATE FUND

         On November 29, 2000, the Board of Trustees of Kemper Floating Rate Fund (the "Fund"), a Massachusetts business trust, adopted the following resolutions amending the By-Laws of the Fund to read as follows:

                  RESOLVED, that, pursuant to Article XI of the By-Laws of the Fund, the first sentence of Article III, Section 2 of the Fund's By-Laws shall be amended to read as follows (additions are underlined and deletions are struck out):

                  Section 2. Notice of Meetings. Notice of all meetings of the Shareholders, stating the time, place and purpose of the meeting, shall be given by the Trustees by postal mail, by electronic mail, by posting on the internet with notice by postal mail or electronic mail, or by any other electronic method of document transfer to each Shareholder at his address or other designated destination, including, but not limited to, the Shareholder's postal mailing or e-mail address, as recorded on the register of the Trust. Such notice shall be sent or otherwise communicated mailed at least ten (10) days and not more than ninety (90) days before the meeting. Only the business stated in the notice of the meeting shall be considered at such meeting. Any adjourned meeting may be held as adjourned without further notice. No notice need be given to any Shareholder who shall have failed to inform the Trust of his of a current address or other destination to which such notice should be sent or delivered, or if a written waiver of notice, executed before or after the meeting by the Shareholder or his/her attorney thereunto authorized, is filed with the records of the meeting.

                  FURTHER RESOLVED, that, pursuant to Article XI of the By-Laws of the Fund, Article III is hereby amended by adding the following Section 6:

                  Section 6. Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.


IN WITNESS WHEREOF, I hereunto set my hand and seal of the Fund on this 30th day of November, 2000.

                                  /s/Maureen E. Kane
                                  --------------------------------------
                                  Maureen E. Kane, Assistant Secretary